Filed Pursuant to Rule 424(b)(7)
Registration No. 333-145249
Prospectus Supplement No. 1
(To Prospectus dated August 8, 2007)
INVERNESS MEDICAL INNOVATIONS, INC.
3% Convertible Senior Notes due 2016
and up to 2,868,120 Shares of Common Stock Issuable Upon Conversion of the Notes
587,530 Shares of Common Stock issued in connection with certain acquisitions
This prospectus supplement supplements and amends the prospectus dated August 8, 2007, relating to the offering for resale of our 3% Convertible Senior Subordinated Notes due 2016, the shares of our common stock issuable upon conversion of the notes, and shares of our common stock issued in connection with certain acquisitions.
You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information in the prospectus.
You should carefully read and consider the risk factors that we have described in the section titled “Risk Factors” beginning on page 4 of the prospectus before investing in the notes or shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 28, 2007.

The information in the table appearing under the caption “Note Selling Stockholders” commencing on page 22 of the prospectus is supplemented and amended by adding the information below with respect to selling security holders not previously listed in the prospectus and by deleting the information with respect to unidentified selling security holders.
The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by the selling security holders. The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act or otherwise, some or all of the notes or shares of our common stock since the information in the table was provided to us. Notes or shares included in this prospectus supplement may have been described as held by a different selling security holder in the prospectus.
References to footnotes in the following table are references to footnotes to the table appearing under the caption “Note Selling Stockholders” commencing on page 22 of the prospectus.
Note Selling Security Holders

					Shares of
	Amount of		Shares of	Shares of	Common
	Notes	Amount of	Common Stock	Common Stock	Stock to be	Percentage of
Selling Security	Beneficially	Notes Offered	Beneficially	Offered	Owned After	All Common
Holder (1)	Owned ($)	Hereby($)(2)	Owned(3)	Hereby(2)(3)	Offering	Stock (2)(4)

San Diego City Retirement System	$1,320,000	$1,320,000	25,239	25,239	0	*
Arkansas Teacher Retirement System	3,185,000	3,185,000	60,899	60,899	0	*
Engineers Joint Pension Fund	235,000	235,0000	4,493	4,493	0	*

Nicholas Applegate US Convertible Fund	1,290,000	1,290,000	24,665	24,665	0	*

Baptist Health of South Florida, Inc.	725,000	725,000	13,862	13,862	0	*

ATSF Transamerica Convertible Securities	6,150,000	6,150,000	117,592	117,592	0	*
IDEX Transamerica Convertible Securities	3,400,000	3,400,000	65,010	65,010	0	*

Road Carriers Local 707	195,000	195,000	3,728	3,728	0	*
Transamerica Life Insurance and Annuities Corp.	5,585,000	5,585,000	106,789	106,789	0	*

Stonebridge Life Insurance	849,000	849,000	16,233	16,233	0	*

Transamerica Occidental Life	1,386,000	1,386,000	26,501	26,501	0	*

*	Less than 1%.